UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2011 (October 13, 2011)

LOJACK CORPORATION
 (Exact name of registrant as specified in its charter)

Massachusetts	1-8439	04-2664794
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-251-4700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

The Board of Directors of LoJack Corporation (the “Company”) has appointed Randy L. Ortiz Chief Executive Officer and President of the Company effective as of November 1, 2011 and appointed Donald R. Peck Executive Vice President and Chief Financial Officer effective as of October 18, 2011. Mr. Ortiz will also serve as a director of the Company, effective November 1, 2011.

Randy L. Ortiz

Prior to accepting this position with the Company, Mr. Ortiz, 53, served as Chief Executive Officer of Carmoza LLC from November 2010 to October 2011, and as director of Carmoza LLC from April 2010 to October 2011. Prior to joining Carmoza, Mr. Ortiz served as General Manager Ford and Lincoln-Mercury Sales Operations from 2007 through March 2010. He previously served as General Sales Manager Ford Customer Service Division, General Manager Ford Worldwide Export Operations and various other management positions from 1982 through 2006.

Mr. Ortiz’s annual base salary will be $450,000. Commencing with the fiscal year ending December 31, 2012, Mr. Ortiz’s annual target bonus opportunity will be 75% of his annual base salary, comprised of 45% based on meeting the Corporate Revenue target, 45% based on meeting the corporate EBITDA target and 10% on satisfying individual performance objectives. Mr. Ortiz’s bonus will be guaranteed at $100,000 for the fiscal year ending December 31, 2011. Such bonus award will be payable in the first quarter of fiscal year 2012.

The Board of Directors also approved the grant of $300,000 worth of non-qualified options to be issued on the date Mr. Ortiz commences employment with the Company. Pursuant to the LoJack Corporation 2008 Stock Incentive Plan (the “Plan”), such options to purchase shares of Company common stock will vest in three equal annual increments and will have an exercise price equal to the fair market value of Company common stock on the date of grant. On the date he commences employment with the Company, Mr. Ortiz will also be granted the quantity of shares of time based restricted stock pursuant to the Plan equivalent in value to $200,000, which will vest 100% on the third anniversary of the date of issue.

The Company will also reimburse Mr. Ortiz, up to $75,000 per year, for certain actual and reasonable out of pocket costs related to commuting, including airfare, lodging, car rental and mileage.

Mr. Ortiz will not receive separate compensation for his service as a director.

Donald R. Peck

Prior to accepting this position with the Company, Mr. Peck, 54, served as Executive Vice President, Chief Financial Officer and Treasurer at Satcon Technology Corporation from March 2010 to May 2011. Prior to joining Satcon, Mr. Peck served as Executive Vice President, Chief Financial Officer and Treasurer at Egenera, Inc. from September 2007 through January 2010. He previously served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of The First Marblehead Corporation from 2003 through 2007.

Mr. Peck’s annual base salary will be $325,000. Commencing with the fiscal year ending December 31, 2012, Mr. Peck’s annual target bonus opportunity will be 50% of his annual base salary, comprised of 40% based on meeting the Corporate Revenue target, 40% based on meeting the corporate EBITDA target and 20% on satisfying individual performance objectives. Mr. Peck’s bonus will be guaranteed at $50,000 for the fiscal year ending December 31, 2011. Such bonus award will be payable in the first quarter of fiscal year 2012.

The Board of Directors also approved the grant of $270,000 worth of non-qualified options to be issued on the date Mr. Peck commences employment with the Company. Pursuant to the Plan, such options to purchase shares of Company common stock will vest in three equal annual increments and will have an exercise price equal to the fair market value of Company common stock on the date of grant. On the date he commences employment with the Company, Mr. Peck will also be granted the quantity of shares of time based restricted stock pursuant to the Plan equivalent in value to $180,000, which will vest 100% on the third anniversary of the date of issue.

Randy L. Ortiz and Donald R. Peck

In the case of both Mr. Ortiz and Mr. Peck, in the event that the Company terminates his employment other than for cause within the first twelve months of employment, the Company will pay him six months severance, calculated at the rate of his then current annualized base salary, and a prorated bonus payment calculated based on the assumption that the Company’s performance targets are met and not exceeded.

In addition, the Company and will enter into a double trigger change of control agreement with each of Mr. Ortiz and Mr. Peck substantially in the form of the Double Trigger Change of Control Agreement filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 27, 2006 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOJACK CORPORATION
(Registrant)

By: /s/ Kathleen P. Lundy
Kathleen P. Lundy
Senior Vice President and General Counsel

Date: October 17, 2011